Exhibit 10.2

EMPLOYMENT AGREEMENT

This sets forth the EMPLOYMENT AGREEMENT made and entered into as of January 26, 2010 (the “Effective Date”) by and among (i) Alliance Financial Corporation, a New York corporation (“Corporation”), Alliance Bank, N.A. (“Bank”), which is a wholly-owned subsidiary of the Corporation (the Corporation and Bank are hereafter referred to collectively as the “Employer”), having an office in Syracuse, New York, and (ii) John H. Watt, Jr., an individual currently residing at                                          (“Executive”). This Agreement supersedes the Employment Agreement between the parties dated as of October 6, 2005.

WITNESSETH

IN CONSIDERATION of the mutual premises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following employment terms.

1.       Employment.

(a)        Term.  Employer shall employ Executive, and Executive shall serve as an executive officer of Employer, in accordance with the terms and conditions of this Agreement, for a term commencing on the Effective Date and ending on January 25, 2011. On the first anniversary of the Effective Date, and upon the expiration of each 12-month period thereafter (each such date is referred to as a “Renewal Date”), unless previously terminated, the term will be extended automatically for an additional one-year period, unless prior to the date 90 days prior to the anniversary date immediately preceding a Renewal Date either party gives notice to the other that the term will not be extended.

(b)        Duties.  On the terms and subject to the conditions set forth herein, the Employer employs the Executive to serve as the Executive Vice President of the Corporation and of the Bank. The Executive shall perform the regular duties commensurate with his position, subject to the control and supervision of Executive’s CEO and Boards of Directors, as from time to time may be reasonably assigned to Executive by Employer based upon his position. Executive shall devote Executive’s best efforts to the affairs of Employer, serve faithfully and to the best of Executive’s ability and devote all of Executive’s working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Executive may affiliate with professional associations, business and civic organizations, provided that Executive’s involvement in such activities does not adversely affect the performance of his duties on behalf of Employer. Executive shall continue to serve as a director on the Board of Directors of the Corporation and the Bank subject to the regular and legally required procedures for renomination and election by shareholders of the

Corporation. Executive shall also serve on the Board of Directors of, or as an officer of, Employer’s affiliates, if requested to do so by the CEO or Boards of Directors of Employer.

2.       Compensation and Benefits.

(a)        Employer.  Whenever in this Agreement Executive is entitled to compensation, benefits or other remuneration from Employer, the term Employer shall mean the Corporation or the Bank. Executive shall not be entitled to duplicate compensation, benefits or other remuneration from the Corporation and the Bank.

(b)        Base Salary.  The Executive shall initially be paid a base salary at an annualized rate of $210,000 (“Base Salary”), which shall be the effective base salary rate as of the Effective Date. On an annual basis, consistent with Employer’s regular review procedures, the Executive’s base salary shall be reviewed and may be adjusted in the discretion of the Corporation’s Board of Directors or a committee thereof, provided that it shall not be decreased unless such reduction is no more than ten percent (10%) below the Base Salary amount and such reduction is consistent and concurrent with an across-the-board salary reduction based upon the Employers’ financial performance similarly affecting all senior management personnel of the Employer. Executive’s Base Salary shall be paid in accordance with Employer’s regular payroll practices for executives.

(c)        Bonuses.  Executive shall be entitled to participate in the short term and long term incentive compensation plans, bonus, or similar plans maintained from time to time by the Employer for its senior executive officers. Upon termination of Executive’s employment, other than a termination by Executive pursuant to subparagraph 3(d) or a voluntary resignation by Executive that is not a resignation for Good Reason pursuant to subparagraph 3(h), Executive shall be entitled to a pro rata portion (based on Executive’s complete months of active employment in the applicable year) of the annual cash bonuses that are payable with respect to the year during which the termination occurs.

(d)      Benefit Plans.  Executive shall be eligible to participate in any Employer maintained executive pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by Employer for the benefit of its executives. Executive’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

(e)        Expenses.  Upon submission to Employer of vouchers or other required documentation, Executive shall be reimbursed for Executive’s actual out-of-pocket travel and other expenses reasonably incurred and paid by Executive in connection with Executive’s duties under this Agreement.

(f)        Other Benefits.  During the period of employment, Executive shall also be entitled to receive the benefits offered to Employer’s senior executives, including without limitation the following:

(i)        Paid vacation of at least 4 weeks during each calendar year (prorated for partial years) (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to all executives of Employer in accordance with Employer’s holiday policy;

(ii)        Reasonable sick leave;

(iii)        Reimbursement of club membership fees in accordance with current practice, as the same may be modified, but not diminished, by Employer’s Compensation Committee of the Board of Directors;

(iv)        The use of an Employer-owned automobile of Executive’s choice; and

(v)        Reimbursement of the purchase price of a cellular telephone and all Employer-related business charges incurred in connection with the use of such telephone.

(g)        Equity Based Compensation.  Executive shall be eligible to participate in the Corporation’s 1998 Long Term Compensation Plan or similar equity based programs maintained by Employer for the benefit of its executives. Executive’s participation in such benefit plans and programs shall be based on and subject to the eligibility requirements and other terms and conditions of such plans and programs.

(h)        Clawback of Amounts.  Any amounts paid to, credited to an account on behalf of, or vested to the Executive in the prior twenty-four (24) months by the Employer under any short-term incentive compensation program, long-term incentive compensation program (including restricted stock awards under the Corporation’s 1998 Long Term Compensation Plan or similar equity based programs maintained by Employer) or Executive Incentive Retirement Plan shall be subject to repayment within thirty (30) days upon the request of the Employer in the event that any such amount is shown to be directly attributable to materially misleading financial statements; provided, however, that in order for this subparagraph 2(h) to be applicable the Executive must have prepared such materially misleading financial statements or contributed materially misleading data which was then incorporated into such materially misleading financial statements. If an overpayment of incentive compensation results from a restatement of financial statements Employers’ Boards of Directors shall have the discretion to consider the overpayment in awarding future incentive compensation without regard to the Executive’s role with respect to the financial statements which are restated.

3.       Termination.  Prior to a “Change of Control” (as defined in subparagraph 4(c)), Executive’s employment by Employer shall be subject to termination as follows:

(a)        Expiration of the Term.  Except as provided in subparagraph 15(d), this Agreement and Executive’s employment with Employer shall terminate automatically at the expiration of the term of this Agreement, as it may have been extended, unless the parties enter into a written agreement extending Executive’s employment.

(b)        Termination Upon Death.  This Agreement shall terminate upon Executive’s death. In the event this Agreement is terminated as a result of Executive’s death, Employer shall continue payments of Executive’s then current Base Salary for a period of 60 days following Executive’s death to the beneficiary designated by Executive on the “Beneficiary Designation Form” attached to this Agreement as Appendix A.

(c)        Termination Upon Disability.  Employer may terminate this Agreement upon Executive’s “disability,” as such term is defined by Internal Revenue Code Section 409A and the regulations issued thereunder. The determination of disability shall be made by a physician selected by Employer and a physician selected by Executive; provided, however, that if the two physicians so selected shall disagree, or if Employer shall disagree with the findings of the physicians, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Executive and Employer. In the event of a termination of this Agreement for a disability, for a period of (i) 26 consecutive weeks that follows Executive’s use of all available sick leave or (ii) a total of 30 weeks in any given calendar year, Executive shall be entitled to a payment equal to his accrued and unpaid vacation pay, continued benefits and 100% of Executive’s then current Base Salary otherwise payable during that period, reduced by any other Employer-provided benefits to which Executive may be entitled with respect to the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement). If Employer terminates this Agreement upon Executive’s disability, Executive shall not be entitled to any payment pursuant to paragraph 3 of this Agreement other than the disability benefits specified in this paragraph.

(d)        Termination for Cause.  Subject to satisfaction of the notice and correction provisions of this subparagraph (d), Employer may terminate Executive’s employment for “Cause” by written notice to Executive. For purposes of this Agreement, a termination shall be for “Cause” if the termination results from any of the following events:

(i)        Material breach of this Agreement;

(ii)       Misconduct as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Executive performs services, which consists of misappropriating any funds or property, or attempting to obtain any personal profit (x) from any transaction to which such company is a party or (y) from any transaction with any third party in which Executive has an interest which is adverse to the interest of Employer, unless, in either case, Executive shall have first obtained the written consent of the Board of Directors of Employer;

(iii)      Unreasonable neglect or refusal to perform the duties assigned to Executive under or pursuant to this Agreement, unless cured within twenty (20) days following Executive’s receipt of written notice to Executive of such neglect or refusal;

(iv)      Conviction of a crime involving moral turpitude;

(v)       Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer’s unexcused failure to perform its obligations under this Agreement; or

(vi)      Failure to follow the reasonable and documented instructions of the Board of Directors of Employer, provided that the instructions do not require Executive to engage in unlawful conduct.

Notwithstanding any other term or provision of this Agreement to the contrary, if Executive’s employment is terminated for Cause, Executive shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary, fringe benefits and accrued vacation shall be paid through the date of termination.

(e)        Termination Without Cause.  Employer may terminate Executive’s employment for reasons other than “Cause” (as defined in subparagraph 4(d)) upon not less than thirty (30) days prior written notice delivered to Executive, in which event Employer shall be obligated to pay to Executive amounts equivalent to the greater of (i) the unpaid compensation (including any accrued bonus) and benefits that would have been paid to or earned by Executive pursuant to this Agreement if Executive had remained employed under the terms of this Agreement until the expiration of this

Agreement, or (ii) the unpaid compensation (including any accrued bonus) and benefits that Executive would have been paid or earned by Executive if Executive remained employed pursuant to this Agreement for a period of one (1) year following the termination date. The amount of any cash payments hereunder shall be paid in a lump sum payment within seven (7) business days after the termination date. This subparagraph (e) shall not require duplication of payments to be made pursuant to paragraph 3, or benefits to be provided pursuant to paragraph 4, following Executive’s termination of employment.

(f)        Change of Control.  If Executive’s employment by Employer shall cease for any reason other than “Cause” (as defined in subparagraph 4(d)) within twenty-four (24) months following a “Change of Control” (as defined in subparagraph 4(c)) that occurs during the term of this Agreement, the provisions of paragraph 4 shall apply.

(g)        Resignation as Director.  Upon Executive’s termination of employment for any reason, Executive agrees to resign as a member of Employer’s Board of Directors, if Executive is a director at the time of termination, and to resign from any and all other offices and positions related to Executive’s employment with Employer and held by Executive at the time of termination.

(h)        Resignation for Good Reason.  Executive may terminate his employment for Good Reason and in which event, in which event Employer shall be obligated to pay to Executive amounts equivalent to the greater of (i) the unpaid compensation (including any accrued bonus) and benefits that would have been paid to or earned by Executive pursuant to this Agreement if Executive had remained employed under the terms of this Agreement until the expiration of this Agreement, or (ii) the unpaid compensation (including any accrued bonus) and benefits that Executive would have been paid or earned by Executive if Executive remained employed pursuant to this Agreement for a period of one (1) year following the termination date. For purposes of this subparagraph 3(h), “Good Reason” shall mean (i) a significant change in the nature or scope of the Executive’s duties or authority or the Executive’s having to report directly to anyone other than the chief executive officer of Employer’s ultimate parent, (ii) a reduction in the Executive’s total compensation (including accrued bonus or benefits) that is not consistent with the provisions of subparagraph 2(b) hereof, (iii) a material breach of this Agreement by the Employer that is not or cannot be cured within thirty (30) days of the Executive giving notice of the breach or (iv) a change in the general location where the Executive is required to perform services which shall include requiring Executive to relocate more than fifty (50) miles from Syracuse, New York. The amount of any cash payments hereunder shall be paid in a lump sum payment within seven (7) business days after the termination date. This subparagraph (h) shall not require duplication of payments to be made pursuant to paragraph 3, or benefits to be provided pursuant to paragraph 4, following Executive’s termination of employment.

4.      Termination Following a Change of Control.

(a)        In the event of a “Termination” (as defined in paragraph 4(d) below) of Executive’s employment in anticipation of, or within 24 months after, a Change of Control (as defined in paragraph 4(c) below), the Employer shall:

 (i)        Within seven (7) business days after termination, pay to Executive two (2) times the average annual compensation paid to Executive by Employer and included in Executive’s gross income for income tax purposes for the three (3) full taxable years that immediately precede the year during which the Change of Control occurs (adjusted to include bonuses paid, rather than accrued, in respect of such years);

 (ii)        Provide Executive with his rights, if any, to receive continued health care benefits under COBRA, and pay Executive, within seven (7) business days after termination of employment, a lump sum amount equal to two (2) times the Company’s annual cost of providing health, life and long-term disability insurance coverages and other fringe benefits provided to Executive immediately prior to such termination; and

 (iii)        Treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options and unvested restricted stock previously granted to Executive that are not otherwise vested or exercisable or that have not been exercised.

(b)        If any portion of the amounts paid to, or value received by, Executive following a Change of Control (whether paid or received pursuant to this paragraph 4 or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Sections 280G and 4999, then the lump sum cash payments to Executive pursuant to this Agreement shall be reduced to the extent necessary to eliminate the application of Internal Revenue Code Sections 280G and 4999.

(c)        For purposes of paragraph 4(a), a “Change of Control” shall be deemed to have occurred if:

 (i)        any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding securities;

 (ii)        as a result of, or in connection with, any proxy contest, tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of Employer before the

Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

(iii)        Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

(iv)        a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer’s then outstanding voting securities; or

(v)        Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

(d)        For purposes of paragraph 4(a), “Termination” shall mean

(i)        termination by the Employer (or successor entity) of the employment of Executive for any reason other than death, Disability (as defined in paragraph 4(c) or termination for “Cause” (as defined in paragraph 4(d)), or

(ii)        subject to Section 4(e), resignation by the Executive for the following reasons: (A) a significant change in the nature or scope of the Executive’s duties or authority from that prior to a Change of Control or the Executive’s having to report directly to anyone other than chief executive officer of Employer’s ultimate parent, (B) a reduction in the Executive’s total compensation (including accrued bonus or benefits) from that prior to a Change of Control that is not consistent with the provisions of subparagraph 2(b) hereof, (C) a material breach of this Agreement by the Employer that is not or cannot be cured within thirty (30) days of the Executive giving notice of the breach or (D) a change in the general location where the Executive is required to perform services from that prior to a Change of Control which shall include requiring Executive to relocate more than fifty (50) miles from Syracuse, New York.

(e)        In the event that Executive elects to resign in accordance with Section 4(d)(ii), Executive shall deliver written notice thereof to Employer’s chief executive officer and the chief executive officer of Employer’s ultimate parent at least ninety (90) days in advance of the effective date of Executive’s resignation.

5.       Covenants.

(a)        Confidentiality.  Executive shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Executive’s employment by Employer. Executive acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer’s right to claim and recover damages. Executive covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer’s affiliates, or any of its or their dealings, transactions or affairs which may come to Executive’s knowledge in the pursuance of his duties or employment. This Section 5(a) shall not apply to any document or information that is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of the Executive. Nothing in this Agreement shall prevent the Executive, with or without the Employer’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

(b)        No Competition.  Executive’s employment is subject to the condition that during the term of Executive’s employment hereunder and for a period of twelve (12) months following the date Executive’s employment ceases for any reason except for a termination by Employer without Cause pursuant to paragraph 3(e) (the “Date of Termination”), Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, executive, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a “Competitive Operation”) which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer within a fifty (50) mile radius of Syracuse, New York. Executive shall keep Employer fully advised as to any activity, interest, or investment Executive may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer’s consolidated gross sales or operating revenues is derived from, or 5% or more of Employer’s consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Executive is employed or in which Executive is interested or with which Executive is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 1% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

(c)        Nondisparagement.  Executive agrees not to make any statement or take any action which is designed to be or is disparaging of Employer in the eyes of its customers, employees, business associates or otherwise, or which could adversely reflect on Employer’s business or reputation.

(d)        Non-solicitation.  During the term of this Agreement and during the period for which Executive is entitled to receive compensation from Employer after the termination of this Agreement or pursuant to any other agreement, and for a period of six (6) months thereafter, Executive shall not, directly or indirectly, without the written consent of Employer: (i) recruit or solicit for employment any employee of the Employer or encourage any such employee to leave their employment with Employer, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with Employer to discontinue or reduce the extent of such relationship with Employer.

(e)        Non-Payment of Amounts.  In the event that Executive breaches any of the provisions of this subparagraph 5(b), the payments and benefits provided for by Employer under this Agreement shall cease immediately and Employer shall have no further liability for such payments after the date of Executive’s breach.

(f)        Modification.  Although the parties consider the restrictions contained in this paragraph 5 reasonable as to protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this paragraph 5, as so amended, shall be enforced.

(g)        Other Agreements.  Executive represents and warrants that neither Executive’s employment with the Corporation nor Executive’s performance of his obligations hereunder will conflict with or violate Executive’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

6.       Withholding.  Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

7.       Notices.  Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Executive at his residence and to Employer at its offices in Syracuse, New York (with a copy to the Chair of the Compensation Committee of Board of Directors) or at such other addresses as either Executive or Employer may, by similar notice, designate.

8.       Rules, Regulations and Policies.  Executive shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer’s policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations. The terms of this Agreement are subject to the provisions of all applicable laws, rules and regulations.

9.       Return of Employer’s Property; Release.  After Executive has received notice of termination or at the end of the Period of Employment, whichever first occurs, Executive shall immediately return to Employer all documents and other property in his possession belonging to Employer. Employer may condition payments due on Executive’s termination of employment prior to a Change of Control upon receipt by Employer from Executive of a customary release and nonrevocation thereof.

10.       Construction and Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted.

11.       Governing Law.  This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

12.       Assignability and Successors.  This Agreement may not be assigned by Executive or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

13.      Counterparts.  This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

14.      Jurisdiction and Venue.  The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

15.      Section 409A Provisions.

(a)        This Agreement shall be construed and administered to the extent possible to be exempt from, or otherwise comply with, the requirements of Internal Revenue Code Section 409A and the regulations and guidance issued thereunder (“Section 409A”). Consistent with this intent, any reference to a payment being made to an Executive when he “terminates employment,” upon his “termination of employment,” at his “termination date” or similar reference shall mean the date that the Executive incurs a “separation from service” (within the meaning of Section 409A).

(b)        Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s “separation from service” (within the meaning of Section 409A), the Executive is a “specified employee” (within the meaning of Section 409A), the Employer will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth calendar month beginning after the Executive’s separation from service (the “409A Suspension Period”) (or, if earlier, the Executive’s death), in which case such amounts will be paid to the Executive within seven (7) days after the 409A Suspension Period ends (or death if earlier). To the extent the 409A Suspension Period is imposed following a Change of Control, the resulting Specified Benefits shall be paid into a rabbi trust for the benefit of the Executive and invested in accordance with the reasonable directions of the Executive as if the 409A Suspension Period was not imposed with such amounts then being distributed to the Executive within seven (7) days after the 409A Suspension Period ends. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to taxation under Section 409A if the Employer were to pay them, pursuant to this Agreement, on account of the Executive’s separation from service (and without the delay contemplated by this paragraph.

16.       Miscellaneous.

(a)        This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements. The Waiver and letter agreement, both dated December 19, 2008, entered into by the Executive in connection with the Corporation’s participation in the U.S. Treasury’s Troubled Assets Relief Program are hereby terminated.

(b)        This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

(c)        The services to be performed by Executive are special and unique; it is agreed that any breach of this Agreement by Executive shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

(d)        The amounts payable by the Employer under this Agreement under paragraphs 3 and 4 shall not be subject to mitigation or setoff.

(e)        The provisions of paragraphs 2(h), 3, 4, 5, 6 and 10-16 hereof shall survive the termination or expiration of this Agreement.

The foregoing is established by the following signatures of the parties.

ALLIANCE FINANCIAL CORPORATION

By:	/s/ Jack H. Webb
Jack H. Webb
Its:	President and Chief Executive Officer

ALLIANCE BANK, N.A.

By:	/s/ Jack H. Webb
Jack H. Webb
Its:	President and Chief Executive Officer

/s/ John H. Watt, Jr.
John H. Watt, Jr., Executive

APPENDIX A

BENEFICIARY DESIGNATION FORM

Pursuant to the Employment Agreement between (i) Alliance Financial Corporation, Alliance Bank, N.A., and (ii) John H. Watt, Jr., dated as of January 26, 2010 (“Agreement”), I, John H. Watt, Jr., hereby designate Marcia H. Watt, my wife, as the beneficiary of amounts payable upon my death in accordance with paragraph 3(b) of the Agreement. My beneficiary’s current address is                                 .

Dated: January 27, 2010	/s/ John H. Watt, Jr.
John H. Watt, Jr.

/s/ Judy A. Schultz
Witness